THIRD AMENDMENT TO ETF DISTRIBUTION AGREEMENT

This third amendment (“Amendment”) to the ETF distribution agreement (the “Agreement”)
dated as of September 30, 2021, by and between ETF Series Solutions (the “Trust”) and Foreside Fund Services, LLC (together with the Trust, the “Parties”) is made effective as of June 24, 2022.

WHEREAS, the Parties desire to amend Exhibit A of the Agreement.

WHEREAS, Section 8(b) of the Agreement requires that all amendments and modifications to the Agreement be in writing and executed by the Parties.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.Capitalized terms not otherwise defined herein shall have the meanings set forth in Agreement.

2.Exhibit A of the Agreement is hereby deleted in its entirety and replaced by the Exhibit A attached hereto.

3.Except as expressly amended hereby, all the provisions of the Agreement shall remain unamended and in full force and effect to the same extent as if fully set forth herein.

4.This Amendment shall be governed by, and the provisions of this Amendment shall be construed and interpreted under and in accordance with, the laws of the State of
Delaware.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers.

ETF SERIES SOLUTIONS    FORESIDE FUND SERVICES, LLC

By:	/s/ Isabella K. Zoller Isabella K. Zoller, Secretary	By:	/s/ Mark Fairbanks Mark Fairbanks, Vice President
Date:	6/24/2022		Date: 6/27/2022

EXHIBIT A

Point Bridge America First ETF
Defiance Quantum ETF
Defiance Next Gen Connectivity ETF Defiance Next Gen SPAC Derived ETF Defiance Next Gen H2 ETF
Defiance Hotel, Airline, and Cruise ETF
Defiance Next Gen Altered Experience ETF Defiance Digital Revolution ETF
Defiance Daily Short Blockchain and Digital Assets Industry ETF
Grayscale Future of Finance ETF